AFFIRMATION OF DEBT

AUTOLEND GROUP, INC., a Delaware corporation ("AutoLend") hereby affirms and verifies to PRINOVA CAPITAL GROUP, LLC, a New Mexico limited liability company ("Prinova") that:

1. AutoLend is obligated (the "Obligation") and indebted to various persons and entities under the terms of, and as described in, AutoLend's Third Amended Plan of Reorganization and the associated Third Amended Disclosure Statement (jointly, the "Plan"), as such Plan was filed in the Chapter 11 voluntary bankruptcy reorganization proceedings of AutoLend in the United States Bankruptcy Court, District of New Mexico (the "Court"), Case No. 11-97-15499-MA. After proper notice and a hearing, the Plan was approved by the Court on February 22, 1999, and was made effective as of March 5, 1999. The Obligation consists of several five-year (starting March 5, 1999), non-interest-bearing, uncollateralized debts, which in aggregate total $609,000 (six hundred and nine thousand U.S. dollars), and which would generally call for once-per-year principal payments. The first such principal payment, originally anticipated approximately March 5,2000 (subject to the terms of the Plan), has not been made. The Obligation is also described in AutoLend's audited Form 10-K for the fiscal year ended March 31,2000, in Note 16, "Commitments and Contingencies," on pages F-24 and F-25. Likewise, the Obligation is described in AutoLend's Form 10-Q, for the quarter ended June 30, 2000 (which was filed with the U.S. Securities and Exchange Commission on or about August 10, 2000), in Note 4, on page 8. No specific contractual document between AutoLend and any individual obligee (i.e., a physical "note") has been generated by
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     AutoLend.  In  case  of  any discrepancies between this Affirmation and the
     Plan,  the  terms  of  the  Plan  shall  prevail.

2. The Obligation is a valid and subsisting debt owed by AutoLend to the obligees thereon, subject to the terms of the Plan. AutoLend has no defenses, counterclaims, or offsets to the Obligation as against any holder thereof or beneficial or interested party therein, except as may be incorporated into the terms of the Plan.

3. One of AutoLend's former debenture creditors (pre-petition) exercised certain choices under the Plan, and as a result of such choice and its former holdings, became AutoLend's largest stockholder and simultaneously the largest obligee under the Obligation. This party was initially identified in the reorganization as nine numbered accounts at Bear Stearns, and has since been identified by its representatives to AutoLend variously as Smith Management, LLC, and/or Mendham Investments LP, both with offices in New York City (collectively, "Mendharn"). The portion of the Obligation for which Mendham has been the obligee totals $412,500 (four hundred twelve thousand five hundred U.S. dollars). AutoLend has no evidence of any sale or assignment from Mendham to any outside party; however, AutoLend cannot assure that such has not occurred without AutoLend's knowledge.

4. AutoLend recognizes that Prinova wishes to acquire the interests of Mendham under the Obligation, and that Prinova is paying valuable consideration to Mendham to so acquire such interests. AutoLend has no objection to such acquisition, and knows of no impediment to the acquisition, and will cooperate to facilitate such acquisition.

5. Upon sale, transfer and assignment of any valid obligee's interests in the Obligation, and upon AutoLend's receipt of adequate written evidence thereof, AutoLend shall and hereby does consent to such assignment and shall thereafter substitute such change of beneficial party as obligee in AutoLend's books and records. As of the date of this Affirmation, AutoLend has received no such written notice of any change in beneficial ownership of any obligee's rights thereunder. However, AutoLend has no control of (nor any present knowledge of) any obligee's potential private sale or
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     assignment  to  some  third  party  (without  notice  to  AutoLend).

6. The undersigned officer of AutoLend is authorized to make and execute this instrument on behalf of such corporation.

IN WITNESS WHEREOF, AutoLend Group, Inc. hereby executes the foregoing Affirmation of Debt, this 2nd day of October, 2000.

                                   AUTOLEND  GROUP,  INC.


                                   By: /s/ Jeffrey  Ovington
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                                       Jeffrey  Ovington,  Exec. Vice-President


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